UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2020

Q2 HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36350	20-2706637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13785 Research Blvd, Suite 150

Austin, Texas 78750

(512) 275-0072

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	QTWO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 18, 2020 and November 19, 2020, Q2 Holdings, Inc. (“Q2”) consummated the previously announced privately negotiated exchanges and subscriptions, with certain holders of its outstanding 0.75% Convertible Senior Notes due 2023 (the “2023 Notes”) and certain new investors pursuant to which Q2 issued $350 million principal amount of 0.125% Convertible Senior Notes due 2025 (the “New Notes”) consisting of (a) $210.7 million of New Notes and either shares of Q2’s common stock, $0.0001 par value, or cash in exchange for approximately $181.9 million principal amount of the 2023 Notes (the “Exchange Transactions”) and (b) $139.3 million principal amount of New Notes for cash (the “Subscription Transactions” and together with the Exchange Transactions, the “Transactions”), in each case, pursuant to exemptions from registration under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Q2 issued a total of $350 million principal amount of the New Notes in the Transactions. The New Notes are senior unsecured obligations of Q2 and bear interest at a fixed rate of 0.125% per year, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2021. The New Notes are convertible under certain circumstances and may be settled as described below. The New Notes are convertible into cash, shares of Q2’s common stock or a combination of cash and Q2’s common stock, at Q2’s election. The conversion rate is initially 7.1355 shares of Q2’s common stock per $1,000 principal amount of the New Notes, which is equivalent to an initial conversion price of approximately $140.14 per share of common stock, and will be subject to customary anti-dilution adjustments. Q2 may not redeem the New Notes prior to November 20, 2023, and no sinking fund is provided for the New Notes. The New Notes will mature on November 15, 2025, unless earlier converted or repurchased.

Q2 did not receive any cash proceeds from the Exchange Transactions. In exchange for issuing the New Notes pursuant to the Exchange Transactions, Q2 received and cancelled the exchanged 2023 Notes. Q2 estimates that net cash proceeds from the Subscription Transactions were approximately $132.1 million after deducting estimated offering expenses for the Transactions. Q2 intends to use net cash proceeds from the Subscription Transactions to pay the cost of the previously disclosed capped call transactions and for general corporate purposes.

Indenture

Q2 issued the New Notes under an indenture, dated as of November 18, 2020 (the “Indenture”), between Q2 and Wilmington Trust, National Association, as trustee.

Holders of the New Notes may convert their New Notes at their option on any day prior to the close of business on the business day immediately preceding August 15, 2025 only under the following circumstances: (1) during the five consecutive business day period immediately following any five consecutive trading day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of New Notes for each trading day of that Measurement Period was less than 98% of the product of the last reported sale price of Q2’s common stock and the conversion rate on each such trading day; (2) during any calendar quarter commencing after the calendar quarter ending March 30, 2021, if the last reported sale price of Q2’s common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price in effect on each such trading day; (3) Q2 calls the New Notes for redemption pursuant to the Indenture; or (4) upon the occurrence of specified corporate events. The New Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, August 15, 2025 until the close of business on the second scheduled trading day immediately preceding the applicable maturity date.

Upon conversion Q2 will pay cash or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. If Q2 satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of its common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 30 trading day observation period. The initial conversion rate for the New Notes will be 7.1355 shares of common stock per $1,000 in principal amount of New Notes, equivalent to a conversion price of approximately $140.14 per share of common stock. The conversion rate will be subject to adjustment in certain circumstances.

Subject to certain exceptions, if Q2 undergoes a “Fundamental Change” (as defined in the Indenture), holders may require Q2 to purchase for cash all or part of their New Notes at a purchase price equal to 100% of the principal amount of the New Notes to be purchased, plus accrued and unpaid interest, if any, up to, but excluding, the “Fundamental Change Repurchase Date” (as defined in the Indenture). In addition, if a “Make-Whole Fundamental Change” (as defined in the Indenture) occurs or Q2 calls the New Notes for redemption prior to the maturity date of the New Notes, Q2 will, in certain circumstances, increase the conversion rate for a holder that elects to convert its New Notes in connection with such Make-Whole Fundamental Change or redemption. Q2 may not redeem the New Notes prior to November 20, 2023. On or after November 20, 2023, Q2 may redeem the New Notes if the last reported sale price of Q2’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Q2 provides notice of redemption at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Upon any such redemption, holders of the New Notes would, subject to specified conditions, be permitted to convert their New Notes at an increased conversion rate.

The Indenture contains certain events of default after which the New Notes may be due and payable immediately. Such events of default include, without limitation, the following: failure to pay interest on any New Note when due and such failure continues for 30 days; failure to pay any principal of any New Note when due and payable at maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; failure of Q2 to comply with its obligation to convert the New Notes into cash, its common stock or a combination of cash and its common stock, as applicable, upon exercise of a holder’s conversion right and such failure continues for 3 business days; failure to comply with its obligations under the Indenture with respect to its consolidation with or merger with or into or sale, transfer or lease of all or substantially all of its properties and assets to another person; failure by Q2 to provide timely notice of a Fundamental Change, Make-Whole Fundamental Change or certain specified corporate transactions; Q2’s failure in performance with any other agreements under the Indenture (other than those described above in this paragraph) and such failure or breach continues for 60 days after written notice has been given to Q2 by the holders of at least 25% in principal amount of the New Notes then outstanding; default by Q2 or one of its Significant Subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $20.0 million; certain events of bankruptcy, insolvency or reorganization of Q2 or one of its Subsidiaries.

The foregoing description of the Indenture and the New Notes does not purport to be complete and is qualified in its entirety by reference to the text of the Indenture, a copy of which was filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Forward-looking Statements:

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the planned offering. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events and are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, Q2 is under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. With respect to the Transactions, such uncertainties and circumstances include the use of the net proceeds from the Subscription Transactions. Various factors could also adversely affect Q2’s operations, business or financial results in the future and cause Q2’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” sections contained in Q2’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, each filed with the Securities and Exchange Commission and available on the SEC Filings section of the Investor Services section of Q2’s website at http://investors.q2ebanking.com/.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of November 18, 2020, by and between Q2 Holdings, Inc. and Wilmington Trust National Association, as trustee.

4.2	Form of 0.125% Convertible Senior Note due 2025 (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

Date: November 20, 2020	By:	/s/ Matthew P. Flake
Matthew P. Flake
President and Chief Executive Officer